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                                                                   EXHIBIT 23.03


                         CONSENT OF ARTHUR ANDERSEN LLP

As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-61928, 333-57974, 333-40848, 333-40842, 333-66457, 333-66455, 333-66429 and 333-67432) and Form
S-3 (Nos. 333-56642, 333-42620) of Brooks Automation, Inc. of our report dated February 19, 2001, with respect to the consolidated financial statements of Progressive Technologies, Inc. as of December 31, 2000 and 1999, and for the three years then ended (such consolidated financial statements not presented therein), included in the Current Report on Form 8-K of Brooks Automation, Inc. dated August 20, 2001, and to all references to our Firm included in such Current Report.


/s/ Arthur Andersen LLP
Boston, Massachusetts
August 20, 2001